Exhibit (d)(3)

AMENDMENT No. 1 TO SUB-ADVISORY AGREEMENT

     This AMENDMENT No. 1 TO SUB-ADVISORY AGREEMENT (“Amendment”) is effective as of the 3rd day of August, 2009, and is made to that certain Sub-Advisory Agreement (the “Agreement”) dated as of July 24, 2007, by and between XShares Advisors LLC (the “Investment Adviser”), a Delaware limited liability company having its principal office and place of business at 420 Lexington Avenue, New York, NY 10170, and Amerivest Investment Management, LLC (the “Sub-Adviser”), a Delaware limited liability company having its principal office and place of business at 1005 North Ameritrade Place, Bellevue, NE 68005 and a wholly-owned subsidiary of TD AMERITRADE Holding Corporation, whose headquarters are located at 4211 South 102nd Street, Omaha, NE 68127.

W I T N E S S E T H:

     WHEREAS, the Investment Adviser and the Sub-Adviser are parties to the Agreement;

     WHEREAS, the Investment Adviser and the Sub-Adviser wish to amend the Agreement in certain respects as more fully set forth below;

     WHEREAS, the separate Sub-Advisory Agreement dated as of July 24, 2007 between the Investment Adviser and BNY Investment Advisors (“BNY”) (n/k/a Mellon Capital Management Corporation) terminated, pursuant to its terms, effective August 3, 2009;

     WHEREAS, the Investment Adviser has entered into a separate Interim Sub-Advisory Agreement, pursuant to Rule 15a-4 of the Investment Company Act of 1940, as amended, dated as of August 3, 2009 with TDAM USA Inc. (d/b/a TD Asset Management) (“TDAM”); and

     WHEREAS, TDAM is a registered investment adviser under the Investment Advisers Act of 1940, as amended;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. All references in the Agreement to BNY shall be deleted and replaced with TDAM.

     2. Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

     3. All references in the Agreement to TDAX Funds, Inc., shall connote TDX Independence Funds, Inc.

     4. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

     5. This Amendment may be executed in separate counterparts, each of which when so executed shall be deemed to be an original and such counterparts shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, as of the date first above written.

XSHARES ADVISORS LLC

By:	/s/ James J. McCluskey

Name: James J. McCluskey
Title: Senior Vice President

AMERIVEST INVESTMENT MANAGEMENT, LLC

By:	/s/ Gilbert R. Ott, Jr.

Name: Gilbert R. Ott, Jr.
Title: Secretary

APPENDIX A
TO
SUB-ADVISORY AGREEMENT

TDX Independence 2010 Exchange-Traded Fund
TDX Independence 2020 Exchange-Traded Fund
TDX Independence 2030 Exchange-Traded Fund
TDX Independence 2040 Exchange-Traded Fund
TDX Independence In-Target Exchange-Traded Fund

Dated: August 3, 2009